Exhibit 99.1

Contact:

Rob Seim	Omnicell, Inc.
Chief Financial Officer	1201 Charleston Road
800-850-6664, ext. 6478	Mountain View, CA 94043
rob.seim@omnicell.com

OMNICELL REPORTS SECOND QUARTER 2008 RESULTS

MOUNTAIN VIEW, Calif. – July 21, 2008 — Omnicell, Inc. (NASDAQ: OMCL), a leading provider of system solutions to acute healthcare facilities, today announced results for its second quarter ended June 30, 2008.

GAAP results: Revenues for the second quarter of 2008 totaled $63.4 million, up $1.3 million or 2.1% from the first quarter of 2008 and up $11.6 million or 22.3% from the second quarter of 2007.

Second quarter 2008 net income as reported in accordance with U.S. generally accepted accounting principles (GAAP) was $2.8 million, or $0.08 per fully diluted share.  This compares to net income of $3.7 million, or $0.10 per fully diluted share in the first quarter of 2008, and compares to $18.1 million in the second quarter of 2007, or $0.55 per fully diluted share. The existence and subsequent release of a tax valuation allowance in the second quarter of 2007, together with a lower effective tax rate for 2007, created differences in income tax liabilities which affect the comparability of results for these periods.

Non-GAAP results: Non-GAAP net income for the second quarter of 2008 was $5.7 million, or $0.17 per fully diluted share. This compares to non-GAAP net income of $6.8 million, or $0.19 per fully diluted share, for the first quarter of 2008, and non-GAAP net income of $7.8 or $0.24 per fully diluted share, for the second quarter of 2007.  Non-GAAP results excludes share-based compensation expenses related to SFAS No. 123(R), and any tax benefit from the reversal of tax valuation allowances.

“Omnicell had another quarter of solid financial performance,” said Randall A. Lipps, Omnicell President and Chief Executive Officer. “We are well positioned to provide the healthcare technology solutions that our hospital customers are looking for so they can safely manage medications to prevent medication errors and increase patient safety.”

Omnicell Conference Call Information

Omnicell will hold a conference call today at 1:30 p.m. PDT to discuss second quarter financial results. The conference call can be monitored by dialing 1-888-803-5209 within the U.S. or 1-706-679-1978 for all other locations. The Conference ID # is 55581794. Internet users can access the conference call at www.omnicell.com. A replay of the call will be available today at approximately 5:00 p.m. PDT and will be available until 5:00 pm PDT on July 28.  The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations, conference code # 55581794.

About Omnicell

Omnicell, Inc. (NASDAQ: OMCL) is a leading provider of systems and software solutions targeting patient safety and operational efficiency in healthcare facilities. Since 1992, Omnicell has worked to enhance patient safety and allow clinicians to spend more time with their patients.

Omnicell’s medication-use product line includes solutions for the central pharmacy, nursing unit, operating room, and patient bedside. Solutions range from large central pharmacy “smart inventory” carousels to small handheld devices. From the point at which a medication arrives at the receiving dock to the time it is administered, Omnicell systems store it, package it, bar code it, order it, issue it, and provide information and controls on its use and reorder.

Omnicell’s supply product lines provide a healthcare institution with fast, effective control of costs, capture of charges for payer reimbursement, and timely reorder of supplies. Products range from high-security closed-cabinet systems and software to open-shelf and combination solutions in the nursing unit, cath lab and operating room.

Omnicell’s mission is to provide the best customer experience in healthcare, helping hospitals reduce medication errors, operate more efficiently, and decrease costs. For more information, visit www.omnicell.com.

Forward-Looking Statements

To the extent any statements contained in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company’s Securities and Exchange Commission (SEC) filings and include, without limitation, the continued growth and acceptance of our products and services and the continued growth of the clinical automation and workflow automation market generally, the potential of increasing competition, the ability of the company to grow product backlog, retain key personnel, cut expenses, develop new products and integrate acquired products or intellectual property in a timely and cost-effective manner, and improve sales productivity. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Our management evaluates and makes operating decisions using various performance measures. In addition to Omnicell’s GAAP results, we also consider non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, and non-GAAP earnings per diluted share.  These non-GAAP results should not be considered as an alternative to gross margin, operating expenses, net income, earnings per fully diluted share, or any other performance measure derived in accordance with GAAP.  We present these non-GAAP results because we consider them to be important supplemental measures of Omnicell’s performance.

Our non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP earnings per fully diluted share are exclusive of certain items to facilitate management’s review of the comparability of Omnicell’s core operating results on a period to period basis because such items are not related to Omnicell’s ongoing core operating results as viewed by management. We define our “core operating results” as those revenues recorded in a particular period and the expenses incurred within that period that directly drive operating income in that period. Management uses these non-GAAP financial measures in making operating decisions because, in addition to meaningful supplemental information regarding operation performance, the measures give us a better understanding of how we should invest in research and development, fund infrastructure growth and evaluate marketing strategies. In calculating the above non-GAAP results, management specifically adjusted for the following excluded items:

a)  Stock-based compensation expense impact of SFAS No. 123R.  We recognize equity plan-related compensation expenses, which represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R).

b) Income tax benefit from tax valuation allowance release. This refers to the recognition of an income tax benefit from the partial reversal of our tax valuation allowance on specific deferred tax assets that is no longer required. Under Statement of Financial Accounting Standards No. 109, the release of the tax valuation allowance is necessary, primarily as a result of achieving sustained profitability in certain tax jurisdictions.

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of Omnicell’s control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and we do not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

We believe that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding Omnicell’s financial performance by excluding the impact of items which may obscure trends in the core operating results of the business;

2) Since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency and enhances investors’ ability to compare our performance across financial reporting periods;

3) These non-GAAP financial measures are employed by Omnicell’s management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting; and

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of our performance.

Set forth below are additional reasons why specific items are excluded from our non-GAAP financial measures:

a)  While stock-based compensation calculated in accordance with SFAS No.123R constitutes an ongoing and recurring expense of Omnicell, it is not an expense which requires cash settlement by Omnicell. We therefore exclude these charges for purposes of evaluating core operating results. Thus, our non-GAAP measurements are presented exclusive of stock-based compensation expenses to assist management and investors in evaluating our core operating results.

b)  We present our reconciliation of non-GAAP financial measures on a net of tax basis because the exact tax differences related to the timing and deductibility of stock-based compensation, pursuant to the adoption of SFAS No. 123R, is dependent upon the trading price of Omnicell’s common stock and the timing and exercise by employees of their stock options.  We analyze and measure operating results net of tax when evaluating core operating results because the tax effect related to stock-based compensation expenses is inconsistent in amount and frequency.

As stated above, we present non-GAAP financial measures because we consider them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for Omnicell’s GAAP results.  In the future, we expect to incur expenses similar to the non-GAAP adjustments described above and expect to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

     — Omnicell’s stock option and stock purchase plans are important components of incentive compensation arrangements and compensation related to these plans will be reflected as expenses in  Omnicell’s GAAP results for the foreseeable future under SFAS No. 123R.

     — Other companies, including other companies in Omnicell’s industry, may calculate non-GAAP financial measures differently than Omnicell, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the GAAP and non-GAAP financial results is set forth in the financial statements at the end of this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company’s SEC filings.

Omnicell, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenues:
Product	$52,870	$52,415	$42,654	$105,286	$82,895
Services and other revenues	10,504	9,675	9,168	20,179	17,088
Total revenue	63,374	62,090	51,822	125,465	99,983

Cost of revenues:
Cost of product revenues	24,349	23,970	19,557	48,319	38,297
Cost of services and other revenues	6,665	5,776	4,917	12,440	9,095
Total cost of revenues	31,014	29,746	24,474	60,759	47,392

Gross profit	32,360	32,344	27,348	64,706	52,591
Operating expenses:
Research and development	4,978	4,276	3,765	9,255	7,151
Selling, general, and administrative	22,878	23,207	19,402	46,085	37,765
Total operating expenses	27,856	27,483	23,167	55,340	44,916
Income from operations	4,504	4,861	4,181	9,366	7,675
Other income and expense	722	1,410	1,272	2,131	2,020
Income before provision for income taxes	5,226	6,271	5,453	11,497	9,695

Provision for (benefit from) income taxes	2,473	2,538	(12,640)	5,011	(12,363)
Net income	$2,753	$3,733	$18,093	$6,486	$22,058

Net income per share:
Basic	$0.09	$0.11	$0.58	$0.20	$0.74
Diluted	$0.08	$0.10	$0.55	$0.19	$0.70

Weighted average shares outstanding:
Basic	31,716	34,193	31,003	32,954	29,870
Diluted	32,549	35,582	32,831	33,788	31,696

Omnicell, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	June 30, 2008	December 31, 2007
	(unaudited)

Current Assets:
Cash and cash equivalents	$122,783	$169,812
Accounts receivable, net	40,784	37,521
Inventories	15,533	13,732
Prepaid expenses	7,904	9,482
Deferred tax assets	11,830	11,830
Other current assets	9,536	9,807
Total current assets	208,370	252,184
Property and equipment, net	12,632	10,184
Non-current net investment in sales-type leases	11,434	12,634
Goodwill	24,309	23,076
Other intangible assets	8,034	9,466
Non-current deferred tax asset	10,273	12,881
Other assets	9,013	7,998
Total assets	$284,065	$328,423

Current Liabilities:
Accounts payable	$12,186	$10,116
Accrued compensation	8,492	8,306
Advance payments from customers	63	156
Accrued liabilities	11,337	12,877
Deferred service revenue	12,243	11,263
Deferred gross profit	14,056	14,565
Obligation resulting from sale of receivables	313	538
Total current liabilities	58,690	57,821
Long-term deferred service revenue	17,249	15,726
Other long-term liabilities	140	237
Total liabilities	76,079	73,784

Stockholders’ equity	207,986	254,639
Total liabilities and stockholders’ equity	$284,065	$328,423

Omnicell, Inc.

Reconciliation of GAAP to Non-GAAP

(in thousands, except per share data, unaudited)

	Three months ended
	June 30, 2008		June 30, 2007		March 31, 2008
	Net income	Earnings per share- diluted	Net income	Earnings per share- diluted	Net income	Earnings per share- diluted
GAAP	$2,753	$0.08	$18,093	$0.55	$3,733	$0.10
Non-GAAP Adjustments:
SFAS No. 123(R) adjustment (a)
Gross Margin	416		331		510
Operating Expenses	2,517		2,207		2,557
Income tax adjustment (b)			(12,784)
	2,933	0.09	(10,246)	(0.31)	3,067	0.09

Non-GAAP	$5,686	$0.17	$7,847	$0.24	$6,800	$0.19

(a) This adjustment reflects the accounting impact of non-cash share-based compensation expense related to the impact of SFAS No.123R for the three months ended June 30, 2008, June 30, 2007 and March 31, 2008.

(b) This adjustment reflects the accounting impact of income tax provision and tax benefit from release of valuation allowance reserve for the three months ended June 30, 2007.